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Exhibit 3.2

RESTATED BYLAWS

OF

CROSSTEX ENERGY INC.

ARTICLE I

OFFICES

        Section 1.    Name.    The name of the corporation is Crosstex Energy Inc. (hereinafter called the "Corporation").

        Section 2.    Offices.    The Corporation shall have such offices, and keep the books and records of the Corporation as may be required by law, and at such other place or places as the Board of Directors may from time to time determine or the business of the Corporation require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

        Section 1.    Annual Meetings.    The annual meetings of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held in [May] of each year, beginning in [2004], at such place as designated by the Board of Directors in the notice of such meeting.

        Section 2.    Special Meetings.    Special meetings of the stockholders for any purpose or purposes may be called by a majority of the entire Board of Directors. Only such business as is specified in the notice of any special meeting of the stockholders shall come before such meeting.

        Section 3.    Notice of Meetings.    Except as otherwise provided by law, written notice of each meeting of the stockholders, whether annual or special, shall be given, either by personal delivery or by mail, not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to notice of the meeting. If mailed, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the records of the Corporation. Each such notice shall state the place, date and hour of the meeting, and the purpose or purposes for which the meeting is called. Notice of any meeting of stockholders shall not be required to be given to any stockholder who shall attend such meeting in person or by proxy without protesting, prior to or at the commencement of the meeting, the lack of proper notice to such stockholder. Notice of adjournment of a meeting of stockholders need not be given if the time and place to which it is adjourned are announced at such meeting, unless the adjournment is for more than 30 days or, after adjournment, a new record date is fixed for the adjourned meeting.

        Section 4.    Quorum.

        (a)   The holders of a majority of the shares of stock entitled to be voted, present in person or represented by proxy, shall constitute a quorum at any meeting of the stockholders. In the absence of a quorum, the holders of a majority of the shares of stock entitled to be voted at the meeting may adjourn the meeting from time to time. At any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

        (b)   For purposes of voting a particular class of stock (when class votes are necessary), the holders of a majority of the shares of each class of stock entitled to be voted, present in person or represented by proxy, shall constitute a quorum at any meeting of the class of stockholders. In the absence of a quorum, the holders of a majority of the shares of each class of stock entitled to be voted at such meeting may adjourn the meeting from time to time. At any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

        Section 5.    Voting.    At each meeting of the stockholders, all corporate actions, other than the election of directors, to be taken by vote of the stockholders (except as otherwise provided in the Certificate of Incorporation) shall be authorized by a majority of the votes cast by the stockholders entitled to vote thereon, present in person or represented by proxy. There shall be no separate votes of classes of capital stock, except as specifically required by law, the Certificate of Incorporation, or the Bylaws. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of the directors. Each stockholder entitled to vote at any meeting of stockholders may authorize any person or persons to act for such stockholder by a proxy signed by such stockholder or such stockholder's attorney-in-fact.

        The vote on any matter, including the election of directors, need not be by written ballot. In the case of a vote by written ballot, each ballot shall be signed by the stockholder voting, or by such stockholder's proxy, and shall state the number of shares voted.

        Section 6.    Participation in Meeting by Means of Communication Equipment.    Any stockholder may participate in any meeting of the stockholders by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

        Section 7.    Notice of Stockholder Business.    At an annual or special meeting of the stockholders, only such business shall be conducted as shall have been property brought before the meeting. To be properly brought before a meeting of stockholders, business must be (i) specified in the notice of meeting (or any supplement thereto) given at the direction of the Board of Directors, (ii) properly brought before the meeting by or at the direction of the Board of Directors, or (iii) properly brought before a meeting by a stockholder who is a stockholder of record on the date of the giving of the notice provided for in this Section 7 and on the record date for the determination of stockholders entitled to vote at such annual meeting and who complies with the notice provisions set forth in this Section 7. For business to be properly brought before a meeting by a stockholder, it must be a proper matter for stockholder action under the Delaware General Corporation Law, and the stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

        To be timely, notice by a stockholder must be delivered to or mailed and received at the principal executive offices of the Corporation, not less than 120 calendar days prior to the one year anniversary of the date of the Corporation's proxy statement issued in connection with the prior year's annual meeting in the case of an annual meeting, and not less than 60 days prior to the meeting the case of a special meeting; provided however, that if a public announcement of the date of the special meeting is not given at least 70 days before the scheduled date for such special meeting, then a stockholder's notice shall be timely if it is received at the principal executive offices of the Corporation within 10 days following the date public notice of the meeting date is first given, whether by press release or other public filing.

        To be in proper written form, notice by a stockholder to the Secretary of the Corporation shall set forth as to each matter the stockholder proposes to bring before the annual or special meeting (i) a description of the business desired to be brought before the meeting, (ii) the name and address of the stockholder proposing such business and of the beneficial owner, if any, on whose behalf the business is being brought, (iii) the class, series and number of shares of the Corporation which are beneficially owned by the stockholder and such other beneficial owner, (iv) any material interest of the stockholder and such other beneficial owner in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the annual or special meeting to bring such business before such meeting. In no event shall an announcement of an adjournment or postponement of a meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

        Section 8.    Nomination of Director Candidates.    Subject to any provision of the Restated Certificate of Incorporation or any Certificate of Designations establishing the rights of holders of any class or series of capital stock then outstanding, nominations for the election or re-election of directors at a meeting of the stockholders may be made by (i) the Board of Directors or a duly authorized committee thereof or (ii) any stockholder entitled to vote in the election of directors generally who complies with the procedures set forth in these Bylaws and who is a stockholder of record at the time notice is delivered to the Secretary of the Corporation and on the record date for the determination of stockholders entitled to vote at such annual meeting and who complies with the notice provisions set forth in this Section 8. Subject to any provision of the Restated Certificate of Incorporation or any Certificate of Designations establishing the rights of holders of any class or series of capital stock then outstanding, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election or re-election as directors at an annual meeting only if timely notice of such stockholder's intent to make such nominations has been given in writing to the Secretary of the Corporation.

        To be timely, notice of a stockholder nomination for a director to be elected must be delivered to or mailed and received at the principal executive offices of the Corporation, not less than 120 calendar days prior to the one year anniversary of the date of the Corporation's proxy statement issued in connection with the prior year's annual meeting in the case of an annual meeting, and not less than 60 days prior to the meeting the case of a special meeting; provided however, that if a public announcement of the date of the special meeting is not given at least 70 days before the scheduled date for such special meeting, then a stockholder's notice shall be timely if it is received at the principal executive offices of the Corporation within 10 days following the date public notice of the meeting date is first given, whether by press release or other public filing.

        To be in proper written form, notice by a stockholder to the Secretary of the Corporation shall set forth as to each matter the stockholder proposes to bring before the annual or special meeting (i) the name and address of the stockholder who intends to make the nomination, of the beneficial owner, if any on whose behalf the nomination is being made and of each person to be nominated, (ii) a representation that the stockholder is the holder of record of stock of the Corporation entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate each person specified in the notice, (iii) a description of all the arrangements or understandings between the stockholder or such beneficial owner and each nominee and any other person (naming such person) pursuant to which the nomination is to be made by the stockholder, (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in solicitations of proxies for the election of directors in an election contest or is otherwise required pursuant to the federal securities laws and regulations, had the nominee been nominated, or intended to be nominated, by the Board of Directors, and (v) the consent of each nominee to serve as a director of the Corporation if so elected.

        Notwithstanding the foregoing, in the event that the number of directors to be elected at an annual meeting is increased and there is no public announcement by the Corporation naming the nominees for the additional directorships at least 130 days prior to such meeting, a stockholder's notice required by this Section 8 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary of the Corporation no later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation. In no event shall an announcement of an adjournment or postponement of a meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

ARTICLE III

BOARD OF DIRECTORS

        Section 1.    Number.    The Board of Directors shall consist of not less than three (3) and not more than nine (9) directors, and the exact number of directors which shall constitute the Board of Directors shall be fixed from time to time by resolution of the Board; provided, however, that no decrease in the number of directors constituting the Board shall have the effect of shortening the term of any incumbent director. None of the directors need be stockholders of the Corporation or residents of the State of Delaware.

        Section 2.    Vacancies.    Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the authorized number of directors, may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

        Section 3.    Quorum and Manner of Acting.    A majority of the entire Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board, and the vote of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. In the absence of a quorum, a majority of the directors present may adjourn the meeting to another time and place. At any adjourned meeting at which a quorum is present, any business that might have been transacted at the meeting as originally called may be transacted.

        Section 4.    Regular and Special Meetings.    Regular meetings of the Board of Directors shall be held at such times and places as the Board shall from time to time by resolution determine. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, the President, or by at least two of the directors.

        Section 5.    Participation in Meeting by Means of Communication Equipment.    Any one or more members of the Board of Directors or any committee thereof may participate in any meeting of the Board or of any such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

        Section 6.    Committees.    The Board of Directors may, by unanimous resolution, designate one or more committees, each committee to consist of two or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, that in the absence or disqualification of any member of such committee or committees the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

        Section 7.    Compensation.    The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as a director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

        Section 8.    Resignations.    Any director of the Corporation may at any time resign by giving written notice to the Board of Directors, the Chairman of the Board, the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein or, if the time be not specified, upon receipt thereof; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

ARTICLE IV

NOTICES

        Section 1.    Whenever, under the provisions of the statutes or of the certificate of incorporation or of these bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by prepaid telegram, facsimile, or reputable courier service.

        Section 2.    Whenever any notice is required to be given under the provisions of the statutes or of the certificate of incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE V

OFFICERS

        Section 1.    Number, Term of Office.    The officers of the Corporation shall be a Chairman of the Board, a President, one or more Vice Presidents, a Treasurer, a Secretary and such other officers or agents with such titles and such duties as the Board of Directors may from time to time determine, each to have such authority, functions or duties as in these Bylaws provided or as the Board may from time to time determine, and each to hold office for such term as may be prescribed by the Board and until such person's successor shall have been chosen and shall qualify, or until such person's death or resignation, or until such person's removal in the manner hereinafter provided. The Chairman of the Board shall be elected from among the directors. One person may hold the offices and perform the duties of any two or more of said officers; provided, however, that no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law, the Certificate of Incorporation of the Corporation or these Bylaws to be executed, acknowledged or verified by two or more officers. The Board may from time to time authorize any officer to appoint and remove any such other officers and agents and to prescribe their powers and duties. The Board may require any officer or agent to give security for the faithful performance of such person's duties.

        Section 2.    Removal.    Any officer may be removed, either with or without cause, by the Board of Directors at any meeting thereof called for that purpose, or, except in the case of any officer elected by the Board, by any committee or superior officer upon whom such power may be conferred by the Board.

        Section 3.    Resignation.    Any officer may at any time resign by giving written notice to the Board of Directors, the President or the Secretary of the Corporation. Any such resignation shall take effect at the date of receipt of such notice or at any later date specified therein, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

        Section 4.    Vacancies.    A vacancy in any office because of death, resignation, removal or any other cause may be filled for the unexpired portion of the term by the Board of Directors in the manner prescribed in these Bylaws for election to such office.

        Section 5.    President.    The President shall be the chief executive officer of the Corporation and as such shall have general supervision and direction of the business and affairs of the Corporation, subject to the control of the Board of Directors. The President shall, if present and in the absence of the Chairman of the Board, preside at meetings of the stockholders, meetings of the Board. The President shall perform such other duties as the Board may from time to time determine. The President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments authorized by the Board or any committee thereof empowered to authorize the same.

        Section 6.    Chairman of the Board.    The Chairman of the Board shall, if present, preside at meetings of the stockholders and meetings of the Board. The Chairman of the Board shall counsel with and advise the President and perform such other duties as the President or the Board may from time to time determine. The President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments authorized by the Board or any committee thereof empowered to authorize the same.

        Section 7.    Vice Presidents.    Each Vice President shall have such powers and duties as shall be prescribed by the President, the Chairman of the Board or the Board of Directors. Any Vice President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments authorized by the Board or any committee thereof empowered to authorize the same.

        Section 8.    Treasurer.    The Treasurer shall perform all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to the Treasurer by the President, the Chairman of the Board or the Board of Directors.

        Section 9.    Secretary.    It shall be the duty of the Secretary to act as secretary at all meetings of the Board of Directors and of the stockholders and to record the proceedings of such meetings in a book or books to be kept for that purpose; the Secretary shall see that all notices required to be given by the Corporation are duly given and served; the Secretary shall be custodian of the seal of the Corporation and shall affix the seal or cause it to be affixed to all certificates of stock of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these Bylaws. The Secretary shall have charge of the stock ledger and also of the other books, records and papers of the Corporation and shall see that the reports, statements and other documents required by law are properly kept and filed; and the Secretary shall in general perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to such person by the President, the Chairman of the Board or the Board of Directors.

        Section 10.    Assistant Treasurers and Secretaries.    The Assistant Treasurers and the Assistant Secretaries shall perform such duties as shall be assigned to them by the Treasurer or Secretary, respectively, or by the President, the Chairman of the Board or the Board of Directors.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

        Section 1.    Power to Indemnify in Actions, Suits or Proceedings.    Subject to Section 2 of this Article VI, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. Such indemnification shall be made pursuant to the terms of the form of Indemnity Agreement attached hereto as Exhibit A. The Board of Directors of the Corporation expressly has the power and authority to change, revise or amend the terms of the form of Indemnity Agreement without further notice to or approval from the stockholders of the Corporation, whether or not either the Corporation or the party to be indemnified has signed the Indemnity Agreement.

        Section 2.    Indemnification by a Court.    Notwithstanding anything to the contrary contained herein, any director or officer may apply to any court of competent jurisdiction in the State of Delaware for indemnification. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because he has met the applicable standards of conduct set forth in the Delaware General Corporation Law. Notice of any application for indemnification pursuant to this Section 2 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

        Section 3.    Expenses Payable in Advance.    Expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized this Article VI.

        Section 4.    Nonexclusivity of Indemnification and Advancement of Expenses.    The indemnification and advancement of expenses provided by or granted pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in this Article VI shall be made to the fullest extent permitted by law. The provisions of this Article VI shall not be deemed to preclude the indemnification of any person who is not specified in Sections 1 or 2 of this Article VI but whom the Corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware, or otherwise.

        Section 5.    Insurance.    The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify him against such liability under the provisions of this Article VI.

        Section 6.    Certain Definitions.    For purposes of this Article VI, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VI, references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VI.

        Section 7.    Survival of Indemnification and Advancement of Expenses.    The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Section 8.    Limitation on Indemnification.    Notwithstanding anything contained in this Article VI to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 2 hereof), the Corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

        Section 9.    Indemnification of Employees and Agents.    The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VI to directors and officers of the Corporation.

ARTICLE VII

SEAL

        The corporate seal shall have inscribed thereon the name of the corporation and shall be in such form as may be approved from time to time by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed, affixed, imprinted or in any manner reproduced.

ARTICLE VIII

CONSENTS

        Any action which may be taken at a meeting of the Board of Directors or any committee thereof may be taken without a meeting in compliance with Delaware General Corporation Law.

ARTICLE IX

AMENDMENTS

        These bylaws may be altered, amended or repealed or new bylaws may be adopted by the stockholders or by the Board of Directors at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such special meeting. Pursuant to subsection (d) of Article FIFTH of the Restated Certificate of Incorporation, Sections 2, 7 and 8 of Article II and Article VI shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least [67%] of the shares of the capital stock of the Corporation entitled to vote, voting together as a single class. Notwithstanding anything contained herein to the contrary, the affirmative vote of the holders of [67%] of the shares of the capital stock of the Corporation entitled to vote, voting together as a single class, shall be required to adopt, alter or amend any provision inconsistent with or to repeal this Article IX.

        ADOPTED, as of the    th day of                        , 2003.

QuickLinks

  Exhibit 3.2
RESTATED BYLAWS OF CROSSTEX ENERGY INC.
ARTICLE I OFFICES
ARTICLE II MEETINGS OF STOCKHOLDERS
ARTICLE III BOARD OF DIRECTORS
ARTICLE IV NOTICES
ARTICLE V OFFICERS
ARTICLE VI INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS
ARTICLE VII SEAL
ARTICLE VIII CONSENTS
ARTICLE IX AMENDMENTS